Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Posts Profitable Third Quarter Results as Net Income Totals $3.1 million

NOVATO, CA — November 8, 2010 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported net income of $3.1 million in the third quarter of 2010, compared to $9.3 million in the third quarter a year ago.  After payment of preferred dividends, net income available to common shareholders was $2.3 million or $0.25 per diluted common share in the third quarter of 2010, compared to $1.1 million or $0.12 per diluted share in the second quarter of 2010 and $8.5 million or $0.93 per diluted share in the third quarter a year ago.  For the first nine months of 2010, net income available to common shareholders totaled $5.7 million or $0.62 per diluted share compared to $19.0 million or $2.10 per diluted share in the first nine months of 2009.

Third Quarter and YTD 2010 Highlights (at or for the periods ended September 30, 2010, compared to June 30, 2010, and September 30, 2009)

•                  The lease portfolio increased 2% year-over-year to $940.6 million, with no new engines purchased and four engines sold during the third quarter of 2010.

•                  Signed a Memorandum of Understanding to purchase six Sukhoi Superjet (SSJ) 100 aircraft and options for four additional aircraft with the first delivery scheduled for September 2012.

•                  Average utilization was 86% in the third quarter, up from 84% in the second quarter and 88% a year ago.

•                  Lease rent revenues were relatively flat, reflecting continuing pressure on lease rates. Lease rent revenues totaled $25.1 million, compared to $25.3 million in the preceding quarter and $25.8 million in the third quarter of 2009.  Year-to-date, lease rent revenues were $76.4 million, down slightly from $77.0 million a year ago.

•                  Maintenance reserve revenues contributed $9.7 million to total revenues, compared to $7.2 million in the prior quarter and $17.7 million in the year ago quarter. Year-to-date, maintenance reserve revenues contributed $23.7 million, down from a record $33.1 million reported in the first nine months of 2009.

•                  Gains on sale of leased equipment contributed $5.2 million to third quarter and $7.5 million to year-to-date revenues compared to negligible gains or losses in the year ago periods. Three of the engines sold in the current quarter will continue to be managed on behalf of a third party under a continuing fee arrangement, bringing the total number of engines managed on behalf of third parties to fifteen.

•                  Total net finance costs for the third quarter increased 12% year-over-year, reflecting the 175 basis point increase in the cost of the revolving debt facility that was renewed in the fourth quarter of 2009, as well as an increase in average debt outstanding.  Net finance costs were further reduced in the first nine months of 2009 due to a gain on extinguishment of debt of $0.9 million, generated from debt repurchase.

•                  Liquidity available from warehouse and revolving credit facilities was $89.2 million at quarter end, up slightly from $86.5 million at the end of the second quarter of 2010 and $72.1 million at the end of 2009.

•                  Book value per common share increased slightly to $20.18 at quarter end compared to $20.15 a year ago.

“The aviation industry is rebounding from the severe downturn over the past two years,” said Charles F. Willis, President and CEO.  “Many carriers all around the world have experienced huge increases in revenues so far this year compared to last year.  Gains of 20-30% have been quite common.  Increased traffic and previous capacity reductions have pushed load factors to new highs in many instances.  The revenue gains have more than offset higher fuel costs, driving profitability increases across the industry.  In the third quarter, most of the U.S. carriers are well into the black. Strong airline performance is also evident in China, parts of Asia, South America, the Gulf region and some parts of Europe.  In fact if the IATA projections prove to be accurate, 2010 will be one of the most profitable years in a long time for the airline industry. As the industry recovers, fleet utilization is increasing, parked aircraft are returning to service, previously deferred engine overhauls are beginning to lead to more shop visits, and more cash is available for growth.  These are all conditions that support greater demand for leased engines. As the demand continues to grow, excess

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WLFC Reports 3Q10 EPS of $0.25

November 8, 2010

supplies of spare engines will be reduced and lease rents will rise.  This won’t happen overnight; it will take some time, but the underlying elements are coming together to permit this to happen.”

“During the third quarter, we made outstanding progress toward increasing the utilization of the portfolio,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “Average utilization was 86% in the third quarter, up from 84% in the preceding quarter, but more importantly our utilization was 89% at quarter end, up from 83% at the end of June. Our inventory of off-lease engines has declined significantly, but we still are not where we want to be. We should be averaging utilization in the low ninety percent range and that remains our target.  Despite the significant increase in utilization, lease rents remain under pressure.  However, we believe that rents have at least stabilized, and in those cases where the available supply is being reduced, we are having success in achieving higher rents on new leases.”

“Higher financing costs in both the third quarter and year-to-date periods reflect the higher cost of debt, impacted significantly by our high level of interest rate swaps,” said Brad Forsyth, Chief Financial Officer. “As our higher cost swaps mature, we plan to gradually reduce our hedging position from the current 72% coverage of our existing floating rate debt. Swaps with a notional value of $60 million will mature next week and a further $55 million in swaps will mature between now and May 2011, favorably impacting our borrowing costs going forward.” Costs associated with swaps accounted for $4.7 million of our interest expense in the current quarter and $14.5 million in the first nine months of 2010.”

Depreciation expense increased 9% in the third quarter and 12% for the year-to-date period compared to a year ago, reflecting increased accelerated depreciation on older model engines, with the group of engines subject to accelerated depreciation increasing from 25 to 32. “In addition to increasing the depreciation on some older engines in our portfolio, we reviewed the valuation of our assets held with consignment vendors and have recorded a $2.7 million write-down on equipment held for sale in the third quarter compared to $2.1 million in the year ago quarter,” Forsyth added.

The blended federal and state effective tax rate for the first nine months of 2010 was 37.8% compared to 21.4% in the year ago period. In the first nine months of 2009, a change in California tax law and a change in the method used to allocate revenue to US states in the period resulted in a reduction in the state income tax rate used to calculate the combined federal and state income tax provision, resulting in a reduction in future taxes, boosting earnings by $3.6 million and reducing the effective tax rate in the period.

Balance Sheet

At September 30, 2010, Willis Lease had 168 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $940.6 million, compared to 163 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $921.0 million a year ago. The Company’s funded debt-to-equity ratio was 3.19 to 1 at September 30, 2010, compared to 3.29 to 1 a year ago.

“With the continuing pressure on our stock price, we initiated several share repurchase transactions in the quarter,” said Forsyth.  “In the third quarter, we repurchased 154,305 shares at an average cost of $9.68 per share.”  Book value per common share was $20.18 at quarter end, up slightly from $20.15 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2010	2009	Change	2010	2009	Change
REVENUE
Lease rent revenue	$25,090	$25,806	(2.8)%	$76,422	$76,984	(0.7)%
Maintenance reserve revenue	9,739	17,729	(45.1)%	23,721	33,063	(28.3)%
Gain (Loss) on sale of leased equipment	5,224	(23)	n/a	7,533	735	924.9%
Other income	138	130	6.2%	992	829	19.7%
Total revenue	40,191	43,642	(7.9)%	108,668	111,611	(2.6)%

EXPENSES
Depreciation expense	13,021	11,994	8.6%	36,078	32,343	11.5%
Write-down of equipment	2,659	2,093	27.0%	2,659	3,021	(12.0)%
General and administrative	7,282	7,726	(5.7)%	20,334	20,347	(0.1)%
Technical expense	2,041	1,896	7.6%	6,390	4,234	50.9%
Net finance costs
Interest expense	10,362	9,213	12.5%	31,268	26,330	18.8%
Interest income	(66)	(42)	57.1%	(162)	(246)	(34.1)%
Gain on extinguishment of debt	—	—	0.0%	—	(895)	(100.0)%
Total net finance costs	10,296	9,171	12.3%	31,106	25,189	23.5%
Total expenses	35,299	32,880	7.4%	96,567	85,134	13.4%

Earnings from operations	4,892	10,762	(54.5)%	12,101	26,477	(54.3)%

Earnings from joint venture	283	235	20.4%	818	690	18.6%

Income before income taxes	5,175	10,997	(52.9)%	12,919	27,167	(52.4)%
Income tax expense	2,092	1,698	23.2%	4,879	5,827	(16.3)%
Net income	$3,083	$9,299	(66.8)%	$8,040	$21,340	(62.3)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	2,346	2,346	0.0%
Net income attributable to common shareholders	$2,301	$8,517	(73.0)%	$5,694	$18,994	(70.0)%

Basic earnings per common share	$0.27	$1.00		$0.66	$2.25

Diluted earnings per common share	$0.25	$0.93		$0.62	$2.10

Average common shares outstanding	8,683	8,501		8,691	8,440
Diluted average common shares outstanding	9,080	9,161		9,256	9,027

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Sept. 30, 2010	Dec. 31, 2009	Sept. 30, 2009
ASSETS
Cash and cash equivalents	2,013	$2,056	$36,063
Restricted cash	95,704	59,630	69,485
Equipment held for operating lease, less accumulated depreciation	940,638	976,822	920,976
Equipment held for sale	7,847	14,263	18,823
Operating lease related receivable, net of allowances	5,448	5,783	8,375
Notes receivable, net of allowances	937	943	—
Investments	10,802	10,701	10,549
Assets under derivative instruments	—	3,689	2,526
Property, equipment & furnishings, less accumulated depreciation	7,122	7,296	7,317
Equipment purchase deposits	2,683	2,082	5,146
Other assets	12,249	14,437	13,521
Total assets	$1,085,443	$1,097,702	$1,092,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,384	$14,352	$21,463
Liabilities under derivative instruments	20,495	11,584	17,473
Deferred income taxes	69,883	69,118	62,892
Notes payable	705,337	726,235	713,569
Maintenance reserves	49,099	46,752	52,001
Security deposits	5,352	5,481	5,145
Unearned lease revenue	2,918	3,387	3,135
Total liabilities	864,468	876,909	875,678

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	94	92	92
Paid-in capital in excess of par	61,699	60,671	60,298
Retained earnings	142,096	136,402	136,157
Accumulated other comprehensive loss, net of tax	(14,829)	(8,287)	(11,359)
Total shareholders’ equity	220,975	220,793	217,103

Total liabilities and shareholders’ equity	$1,085,443	$1,097,702	$1,092,781

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on November 8, 2010 at 5:30 a.m. PDT.